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                                                                     Exhibit 6.7

                    SYMPATICO ISP AFFINITY PROGRAM AGREEMENT

This Agreement made as of this 7th day of September, 2000.

BETWEEN: BELL ACTIMEDIA INC., a corporation incorporated under the laws of Canada, having a principal place of business at 207 Queen's Quay, West, Toronto, Ontario, Canada M5J 1A7 ("BAI")


AND: INNOFONE CANADA INC., a corporation incorporated under the laws of Canada, having its principal place of business at 241 Applewood Crescent Suite 4 Vaughan, Ontario, Canada L4K 4E6 ("Distributor")




1. APPOINTMENT. BAI hereby appoints Distributor to distribute and market to CIBC Classic, Aerogold and Visa Desjardins cardholders (the "Members") residing in the provinces of Ontario and Quebec (the "Territory") the service(s) described in Appendix A hereto (the "Services") at the rates set forth therein, subject to the terms and conditions of this Agreement. BAI may upon notice to Distributor modify the list of Services in order to add new services or territories or to remove services that are no longer offered to the general public. Distributor acknowledges that BAI reserves the right at any time to modify the terms and conditions, including the price of the Services, under which the Services are offered to Members and further reserves the right to terminate provision of any or all of the Services.

2. TERM. This Agreement shall come into force and effect on November 1, 2000 and shall continue in full force and effect for a period of 3 years, unless terminated earlier in accordance with this Agreement.

3. EXCLUSIVITY IN FAVOUR OF BAI. In consideration of the compensation to Distributor as set forth in Appendix B hereto, Distributor shall not, during the term of this Agreement, promote, sell, advertise, market or otherwise offer to the Members and the potential customers residing in the Territory any services similar or equivalent to the Services.

4. DISTRIBUTION OF SERVICES. As part of the Distributor's bundled product offering expected to be launched by the Fall of 2000, Distributor shall use its best efforts to market the Services actively to the Members. BAI reserves the right to deal with any or all of Distributor's customers in all matters related to the provisioning of the Services, including technical support on a 24 hour, 7 days per week basis.

5. COMPENSATION TO DISTRIBUTOR. BAI shall compensate Distributor in accordance with Appendix B hereto. No compensation will be due to the Distributor if for technical reasons BAI is unable to provide the Services to the Member. Further, there shall be no compensation to Distributor where a service is purchased by a Member other than through BAI or Distributor.

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES & EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY
A "*".


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6.   USE OF MARKS.  Distributor shall not use any of the trademarks, service marks, trade names and any other right in the BAI identity, including without limitation the name and design marks for the Services ("the Marks") without prior written authorization of BAI. Distributor acknowledges that the goodwill associated with the Marks is a property right belonging to BAI and that BAI is the owner or licensed user of the Marks. BAI makes no warranties regarding its ownership of any rights in or the validity of any of the Marks. BAI shall not use any trademarks, service marks, trade names and any other rights in Distributor's identity without prior written authorization of Distributor.

7. TERMINATION. Notwithstanding anything to the contrary in this Agreement, either party may, at any time, for any cause whatsoever, terminate this Agreement upon sixty (60) days written notice to the other. Upon termination of this Agreement, Distributor shall complete all orders in process, including the transmittal of orders to BAI.

8. MARKETING. Distributor hereby undertakes to carry out to the best of its ability all necessary marketing initiatives (including any advertisement or promotion with regard to the Services) to promote the Services to the Members. Distributor agrees to obtain the prior approval of BAI in respect of any and all marketing and promotional materials, including without limitation advertisements and press releases. Notwithstanding the foregoing, for greater certainty, Distributor shall be responsible for all aspects including the costs associated thereto, relating to client relationship management, customer development, product development and execution of contracts, if any, with Members pursuant to this Agreement.

9. CONFIDENTIALITY. The protection of the confidential information exchanged between parties, including customer-related confidential information, shall be as specified in Appendix C. Neither party shall issue or make any public written statements concerning the arrangement set out herein without the prior written consent of the other party. BAI shall execute confidentiality agreements with the Distributor and it's clients, as provided by the Banks.

10. NO EXCLUSIVITY. Distributor hereby acknowledges that BAI does not grant any exclusivity to Distributor and that nothing in this Agreement shall be construed to prohibit BAI from entering into similar arrangements with any third party. BAI shall not actively persue or engage in any discussions or agreements with the Distributors clients during the term of this agreement or for 6 months after termination of the agreement.

11. NOTICES. Any notice, demand, request, statement or other writing required or permitted by this Agreement to either party hereto shall be in writing and addressed to the other party as set forth below or at such other address as shall have been furnished in writing by one party to the other party. Notice hereunder shall be deemed given when personally delivered or when mailed by certified or registered mail, postage prepaid:

Notice to: Bell ActiMedia Inc.         Notice to: Innofone Canada Inc.
           F6, 207 Queen's Quay, West             241 Applewood Crescent Suite 4
           Toronto, Ontario                       Vaughan,Ontario Canada
           M5J 1A7                                L4K 4E6

12. VARIOUS OBLIGATIONS. The parties hereby agree to their respective obligations set forth in Appendix D hereto.

13. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT IN THE EVENT THAT ROGERS INC. (OR ONE OF ITS AFFILIATES) EXERCISES ITS RIGHT OF FIRST REFUSAL TO ACQUIRE AN EQUITY INTEREST IN THE SHARE CAPITAL OF THE DISTRIBUTOR, ALL MEMBERS WHO HAVE PURCHASED THE SERVICES AS A RESULT OF THIS AGREEMENT WILL BE IMMEDIATELY ASSIGNED TO BAI AND ALL REVENUES FROM THESE MEMBERS WILL THEREAFTER BECOME BAI REVENUES AND NO COMPENSATION WHATSOEVER WILL BE PAID TO INNOFONE. ALL CUSTOMER INFORMATION RELATED TO THESE MEMBERS WILL ALSO BECOME BAI PROPERTY. HOWEVER, BAI AGREES THAT IT WILL CONTINUE TO PROVIDE THE AFOREMENTIONED MEMBERS WITH THE SERVICE ACCORDING TO THE SAME TERMS AND CONDITIONS AS THOSE SPECIFIED IN APPENDIX B. FURTHERMORE, DISTRIBUTOR UNDERTAKES TO NOT SOLICIT,


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DIRECTLY OR INDIRECTLY, SAID MEMBERS FOR A PERIOD OF SIX (6) MONTHS FOLLOWING
SAID ASSIGNMENT.


14. GENERAL PROVISIONS. It is expressly understood and agreed that the contractual relationship created herein as a distributorship is limited by the terms of this Agreement. Distributor shall have only those rights specifically set out in this Agreement as an independent contractor and not as employee or servant of BAI. Neither this Agreement nor the rights or obligations hereunder may be transferred, assigned, delegated or otherwise disposed of by one party without the prior written consent of the other party. The law governing this Agreement shall be the law of Ontario and the laws of Canada applicable therein. This Agreement, together with the Appendices attached hereto, shall constitute the entire Agreement between the parties with respect to the distribution of the Services and hereby replaces and supersedes any previous agreements, oral or written, between BAI and Distributor relating to the subject matter hereof.


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IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized representatives.

BELL ACTIMEDIA INC.                        INNOFONE CANADA INC.


-------------------------------------      -------------------------------------
Signature - Authorized Representative      Signature - Authorized Representative

Name:    Jennie Vanderneut                 Name:    Larry Hunt
Title:   Associate Director VOL Sales      Title:   CEO
Date:    September 22, 2000                Date:    September 07,00


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                         APPENDIX A - SERVICES AND RATES


SERVICES

The Services that this Agreement refers to are the following:


         (i) The Sympatico Dial-Up access service currently being marketed at the monthly rates of 1st 3 months $19.95 and $22.95 per month thereafter for unlimited access; no free first month.

         (ii) The Sympatico High-Speed Edition access service ("HSE") currently being marketed at the monthly rates of 1st 3 months @$29.95, 4th month and beyond @$39.95 , no free first month, free installation.


BAI agrees to provide Members with a discount of 10% off the monthly rate for the unlimited Dial-Up access service and 10% off the monthly rate for the HSE service. Furthermore, BAI agrees to provide Members with a discount of 10% off the most favorable mass-market rate for the installation charges related to the Services.

Distributor acknowledges that the Services are currently offered by BAI in the Territory. Distributor agrees not to market or distribute such Services outside the Territory, until such time as it has received written notice from BAI indicating otherwise.

For Members, such activities as customer cancellation and changes in credit card billing, mailing address and email address will be handled by the Distributor's call center with an appropriate flow of information back to BAI to ensure both parties have the information required to manage their operations. No penalties or surcharges will be imposed for cancellations of accounts at any time. Future consideration will include the Members being able to provide both parties with this type of information on-line (via eService).

The billing for the Services will appear on the Member's invoice in a manner agreeable to both parties. Distributor will provide best efforts in providing BAI the co-branding with its other partners. For Distributor's partners who choose not to co-brand with BAI on the Member's invoice, BAI reserves the right to refuse to participate in said partner's portion of the program.


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                            APPENDIX B - COMPENSATION

COMPENSATION

BAI will invoice Distributor on a monthly basis for all active Members enrolled by Distributor pursuant to this Agreement. Such invoice may be transferred in an electronic format via FTP or some other file transfer medium.

BAI agrees to pay the Distributor compensation in the form of monthly residuals, which shall be calculated as follows:

* in respect of usage of one of the Services (at the rates mentioned herein) by a Member for the duration of this Agreement or for the 4 year period commencing after the first full month of registered usage by said Member, whichever period expires first, for Members who maintain their enrollment in the Distributor's Affinity Program.

A Member cannot be involved in more than one BAI Affinity Program. If such situation arises, the Member will have to choose one particular BAI Affinity Program.


No compensation shall be due to the Distributor if * or if *.

Using BAI's new billing platform, which is supposed to be operational by October 1, 2000, the parties undertake to * and to *. The *. However, notwithstanding the above, it is agreed between the parties that if BAI's billing platform is not ready before October 1, 2000, BAI will pay Innofone * until such billing platform is ready


               PROPOSED BAI / INNOFONE COMMISSION RATES AND TERMS

                                      *
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                      APPENDIX C - CONFIDENTIAL INFORMATION

1. "Confidential Information" means all oral, written or machine-readable data and information that is not generally known to competitors of the disclosing party and is identified as confidential at the moment of disclosure and shall include any support materials and documentation disclosed directly or indirectly by the disclosing party and related to disclosing party's present or future development of business activities regarding the Services and all customer-related information obtained by the Distributor under this Agreement and related to the Services. Confidential Information shall also include such business or technical information related to the Services which by nature of the circumstances surrounding the disclosure, ought to, in good faith, be treated as confidential as well as any notes, summaries, extracts or compilations of disclosing party's Confidential Information regardless of whether same was made or compiled by receiving party or furnished by disclosing party.

2. During the course of performance of this Agreement, each party (disclosing party) may, directly or indirectly, disclose to the other party (receiving party) or permit receiving party access to certain Confidential Information, on the basis of that, unless specifically authorized in writing by the disclosing party, receiving party will:

    (a) use such Confidential Information solely for the purposes related to performance of this Agreement;

    (b) hold such Confidential Information in confidence, with the same degree of care with which it protects its own confidential or proprietary information, and at a minimum in accordance with reasonably prudent standards;

    (c) restrict disclosure of the Confidential Information solely to its employees, professional advisors, and agents with a need to know the Confidential Information and who are bound to maintain such Confidential Information in confidence under terms and conditions similar to and no less stringent than those set out herein and advise such persons of their obligations under this Agreement;

    (d) promptly return to the disclosing party, upon its request, or certify as destroyed Confidential Information in whatever form, including all electronic and magnetic copies and notes thereof, regardless of whether such Confidential Information was made or compiled by receiving party or furnished by disclosing party.

3. The foregoing obligations shall not apply to any Confidential Information that:

    (a) shall become generally known through no act of the receiving party or is in the public domain or subsequently enters the public domain other than through unauthorized disclosure by receiving party;

    (b) was disclosed to receiving party on a non-confidential basis by a third party having lawful possession and the right to make such disclosure and who was not under any obligation of confidence regarding the Confidential Information;

    (c) was in legitimate possession of the receiving party prior to its disclosure hereunder or is independently developed by the receiving party in the future without use of the Confidential Information, as evidenced by appropriate records; or

    (d) receiving party is required by law to disclose provided that prior to disclosing any Information, receiving party promptly notifies disclosing party. Receiving party shall cooperate with disclosing party to lawfully limit and/or obtain appropriate protective orders or any other similar orders with respect to the portion(s) of such data or information as is/are the subject of any such required disclosure;


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4.  Additionally the aforesaid obligations shall not apply to any Confidential
Information after the expiration of a period of five (5) years following the date of disclosure. Notwithstanding anything to the contrary in the Agreement, both BAI and the Distributor shall not be relieved of any of the above obligations regarding any and all customer-related information obtained under this Agreement.


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                        APPENDIX D - VARIOUS OBLIGATIONS

BY BAI:

BAI will render available to Distributor marketing programs and initiatives relating to BAI's mass marketl offerings for the Services, of which the terms and conditions shall not be more advantageous than those offered by Distributor pursuant to this Agreement. Furthermore, BAI will provide current l Sympatico customers the opportunity to maintain their current e-mail address, at no additional cost, should they opt to enroll in Distributor's Affinity Program.

All Sympatico High Speed Edition starter kits will be distributed by BAI.

BAI will provide Distributor the opportunity to have a sticker affixed to co-brand its offering to Members.

BAI will provide Distributor with similar marketing relationship components so as to position the Distributor's Service offerings as equal to or better than BAI massl market offers. BAI will provide existing Sympatico customers the opportunity to maintain their current Sympatico e-mail address while enrolling in the Distributor's Affinity Program. There will be no additional cost associated with this feature.

BAI hereby represents and warrants that the prices for the Services marketed by the Distributor shall be lower than BAI's mass market service offerings. Notwithstanding the above, Distributor hereby acknowledges that such mass marketing offerings do not include BAI's service offerings which may be marketed in retail establishments or through other affinity programs.

BY DISTRIBUTOR:

Distributor will supply the Members with, and coordinate the shipping of, the applicable Sympatico Dial-Up promotional kits. All Sympatico Dial-Up promotional kits will have a sticker affixed to co-brand the offering the Members , BAI will provide best efforts to ensure that a Member could only activate the Service through the Distributor's wholesale billing platform in the registration process.

Distributor will refer Members who have purchased the HSE service to BAI for complete service installation requirements and scheduling.

Distributor hereby agrees to take complete call to action for the Dial-Up Service and to link back to BAI's call center for HSE until such time that it is feasible for Distributor to do complete HSE call to action.